Elandsfontein

13.12.2002

PROSPECTING AND OPTION AGREEMENT

1.

1.1

MARTHINUS JOHANNES ERASMUS

ID. No: 480207 5023 007

Married out of community of property

(Erasmus)

1.2

CASELA BOERDERY (EDMS) BPK

(Reg No: 1995/04346/07)

(Caseta)

1.3

LIMBSON PROPERTIES CC (Reg No: CK9I/19041/23)

(Limbson)

(hereinafter collectively referred to as “the Holders”)

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13.12.2002

2.

PLATINUM GROUP METALS RSA (PTY) LTD

(Registration No: 2000/025984/07)

(hereinafter together with its successors-in-title and assigns referred to as “the

Prospector”)

THE PARTIES AGREE AS FOLLOWS:

PART I

INTRODUCTION

1.0       INTERPRETATION

1.1_

In this Agreement the following words and expressions shalt have the meaning as set out hereunder:

1.1.1_

“the Act”

                                 the Minerals Act, No 50 of 1991 as

                                              amended and any subsequent

                                               substituting legislation, Including all

                                               Regulations issued in terms thereof;

1.1.2_

“the/this Agreement”

the agreement contained in this

document and the appendices A, B

and C attached hereto;

1.1.3_

“the Effective Date”

notwithstanding the date of signature,

the compliance or waiver of the

suspensive conditions in clause 19;

1.1.4

‘The Holders”

means the companies, close

corporations and person/s described

in the clause in the preamble

collectively;

1.1.5

“the Property’

the immoveable property/ properties

described in clause 2 hereof

collectively;

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1.1.6

“the Prospecting Area”

as described in clause 3 hereof;

1.1.7

“the Prospecting Period”

the period referred to in clause 4

hereof;

1.1.8

“minerals”

                                               means minerals as defined in the Act

that are included in the mineral right

titles of the Holders;

1.1.9

“Open Cast Resource”

means the UG2 Reef economically

recoverable by open cast mining

methods as defined and calculated

by GeoActiv and Royal Mineral

Services CC, jointly, whose decision

shall be binding on the parties, using

the data compiled from prospecting

operations on the Property, having

regard to the sales price of the ore,

the stripping ratio and the transport

costs of the ore under Open Cast

Areas I and 2;

1.1.10

“Open Cast Areas”

means:

Open Cast Area I being the continuation of the BRPM strike of the UG2 reef; and

Open Cast Area 2 being any opencastable UG2 resource identified in addition to Open Cast Area I on the Property;

1.1.11

“the Prospector”

PLATINUM GROUP METALS RSA

(PTY) LTD, a company with limited

liability, duly incorporated in terms of

the Companies Act of the Republic of

South Africa under registration no:

2000/025984/07;

1.1.12

“Underground Resource”

means the economically recoverable UG2 and Merensky Reefs as defined and calculated by GeoActiv and

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Royal Mineral Services CC, jointly, whose decision shall be binding on the parties, using the data compiled from prospecting operations on the Property, having regard to the economic recoverability of the ore.

1.2

A word or expression which indicates:

1.1.4_

any gender shall include the other genders;

1.1.5_

a natural person, shall include legal persons and vice versa;

1.1.6_

the singular shall include the plural and vice versa.

I.2_

The headnotes to the clauses to this Agreement are only for purposes of convenience and shall not affect or influence the meaning or interpretation thereof.

1 .3_   Where appropriate, meanings ascribed to defined words and expressions in

1.1

above shall impose substantive obligations on the parties.

I .4_

Words and expressions defined in any sub-clause shall, for the purposes of the clause of which that sub-clause forms part, bear the meaning assigned to such words and expressions in that sub-clause.

1.5

This Agreement is governed by the laws of the Republic of South Africa.

2.

GUARANTEES

2.I_ CASELA is the registered owner of the surface rights of the farm known as:

Portion 12 (a Portion of Portion 3) of the farm Elandsfontein 102,

Registration Division JQ, Northwest Province

Measuring 213,4714 (two one three comma four seven one four)

hectares

Held under Deed of Transfer No: T55673/95

A copy of which is attached as Appendix “A”

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2.2

Erasmus is the registered holder of the mineral rights in, on and under the farm known as:

Portion 12 (a Portion of Portion 3) of the farm Elandsfontein 102,

Registration Division JQ, Northwest Province

Measuring 213,4714 (two one three comma four seven one four)

hectares

Held under Certificate of Minerals No: K3699/02 RM

A copy of which is attached as Appendix “B”

2.3

Limbson is the registered owner of the surface rights and the holder of the mineral rights in, on and under the farm known as:

Remaining Extent of Portion 14 of the farm Elandsfontein 102,

Registration Division JQ, Northwest Province

Measuring 83,4968 (eighty three comma four nine six eight)

hectares

Held under Deed of Transfer No: T93895/98

A copy of which is attached as Appendix “C”

(the farms in 2.1 and 2.3 are hereinafter collectively referred to as

“the Property’).

2.4

The Holders have not granted any other valid option or claim or encumbrance with respect to any of the said mineral rights or in respect of the Property and will not grant any option or right or agreement in respect of the said mineral rights and the Property to any third party for the duration of this Agreement.

2.5

There are no actions suits or judgments or land claims or possible expropriation of any kind that would prevent or hinder the exercise of the rights and terms of this Agreement.

2.6

There are no adverse facts with respect to the Property that have not been disclosed to the Prospector.

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2.7

All material information without limitation, including the mineral potential and environmental conditions in respect of the Property had been disclosed to the Prospector.

2.9

The above guarantees are given at the Effective Date and the date of registration of cession and transfer of the said mineral rights and the Property, if the options are exercised as set out in clause 8.

PART II

PROSPECTING

3.

RIGHT TO PROSPECT

3.1_

The Holders hereby grants to the Prospector and its duly appointed contractor, insofar as it is legally entitled to do so, for the duration of the Prospecting Period and the Prospector does hereby accept, upon the terms and conditions hereinafter contained, the sole and exclusive right to prospect and search for minerals in, on and under the Property (herein referred to as the “Prospecting Area”).

3.2_

The Holders grants to the Prospector the right to remove from the Prospecting Area all such ores, including bulk samples, or material or minerals as the Prospector may reasonably require for purposes of evaluating and assessing the economic viability of any deposits of minerals which may be found and to dispose of such ores and minerals for its own account.

3.3

This Agreement constitutes the Holders’s written consent to the Prospector and its duly appointed contractor to obtain all such statutory permits, licenses and authorizations as at any time by law may be required in order to enable the Prospector to effectively exercise the rights granted to the Prospector under this Agreement, in particular the right to prospect and search for minerals on the Prospecting Area on and for the Prospector’s own account.

3.4_

The Holders undertakes to take all such steps and sign all such documents on presentation as may at any time by law be required in order to enable the Prospector to exercise its rights to prospect for minerals in, on and under the Prospecting Area.

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4.

PROSPECTING PERIOD

4.1_

This prospecting period shall endure until 30 April 2003 commencing on the Effective Date (herein referred to as the “Prospecting Period”).

4.2

It is recorded that Royal Mineral Services CC is the holder of a prospecting permit in respect of the Property and that the Parties agree that an agreement may be concluded with Royal Mineral Services CC to conduct prospecting on the Prospector’s behalf at the Prospector’s sole discretion and direction.

5.

ANCILLARY RIGHTS

5.1_

Without in anyway limiting the rights which the Prospector may have at law, or which the Prospector may require for the proper execution of its prospecting activities within the boundaries of the Prospecting Area, the Holders, insofar as the Holders is legally entitled to do so, grants to the Prospector and its officials, employees, labourers, contractors, agents or persons having business with the Prospector, the right:

5.1.1_

of access to, right of way over and exit from the Prospecting Area by foot, motor vehicles, railway, aeroplane or other method of transport;

5.1 .2_

to use any surface and/or underground water for the Prospector’s activities and in the event of such underground water being discovered, to use it in its activities with the right to bring water on to and remove water from the Prospecting Area;

5.1 .3_

to bring any material, officials, employees, installations, machinery, attachments, camps, buildings, plant or equipment on to the Prospecting Area which may be reasonably necessary, with the right to erect, install, maintain and remove them;

5.I.4_ to drill, sink, make and construct boreholes, pits, excavations, trenches, quarries and shafts, dams and haulage ways;

5.1 .5_ to build roads, bridges, railways and air-fields and to route and

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locate same as shall be reasonably required;

5.I.6_

to erect telephone, electrical, telegraph, pipe lines and pump installations;

5.1 .7_

to house such employees and personnel on the Prospecting Area in such structures and buildings and on such locations as the Prospector may reasonably require;

5.1 .8_

to obtain such consents, licences, permits and authorities as may legally be required and this Agreement shall serve as the Holders’s written consent thereto, in order to enable the Prospector to conduct the activities herein envisaged, on the Property;

5.1.9_

to bring onto, keep on, transport across and remove from the Prospecting Area minerals obtained by the Prospector on any other property or properties or neighbouring property or properties;

5.1.I0_

to remove from the Prospecting Area so much of the minerals samples and ores discovered on the Prospecting Area as may be reasonably necessary for assay, testing, identification or analysis;

5.1.11_

generally to do all such things as shall be reasonably necessary for the implementation of its activities on the Prospecting Area.

6.

ANCILLARY OBLIGATIONS

6.1_

The Prospector shall carry out all prospecting operations in or on the Prospecting Area in accordance with good prospecting practice and comply with all relevant laws and regulations for the time being in force and relating to its activities and operations on the Prospecting Area.

6.2_ The Prospector shall pay any licence monies, rental and fees payable to any authority or third party in respect of such activities and operations.

6.3_

On termination of this Agreement, whether by effluxion of time or otherwise, the Prospector shall restore and make safe the Prospecting Area in accordance with the provisions of any law relating to mining or prospecting and with any restoration plan prescribed by law.

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6.4_

Notwithstanding anything contained in this Agreement, the Prospector shall not be entitled to:

6.4.1_

cut or damage any trees, crop, shrubs or plants on the Prospecting Area unless the Prospector reasonably requires to do so for purposes of its activities;

6.4.2_

allow its employees to walk or ride over the Prospecting Area unless they are doing so within the scope of their employment and in exercise of their duties; and

6.4.3_      conduct any business activities on the Prospecting Area apart from its prospecting and related activities as set out above.

6.5_

Notwithstanding anything contained in this Agreement, the Prospector shall also be obliged to remove, should the Holders to desire, all buildings, installations and plant from the Prospecting Area within I (ONE) month after termination of the Agreement.

6.6_

The Holders shall not interfere in any way with the prospecting activities that may at reasonable times during the conduct of prospecting operations on the Prospecting Area by the Prospector be entitled to enter the Prospecting Area for the purposes of inspecting the operations, provided that any information obtained from inspecting shall be held confidential and such inspection shall not interfere with prospecting activities.

6.7

The Prospector undertakes to expend at least R400 000 (four hundred thousand Rand) on prospecting and drilling to determine the Underground Resource, as well as the Open Cast Resource, if any, on the Open Cast Area 2 before 1 October 2003.

6.8_

The Prospector undertakes to forthwith and diligently apply for a mining authorization or a similar authorization under the new legislation after having exercised its option set out in clause 8.

7.

PROSPECTING FEES

7.1_

During the Prospecting Period the Prospector shall pay to the Holders the prospecting fees referred to in clause 7.2.

7.2_.

Prospecting fees in respect of the Prospecting Period shall be R150 000

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(one hundred and fifty thousand Rand) in total for both the properties payable to the attorneys of the Holders. The parties in 1.1, 1.2 and 1.3 above shall divide the said amount of RI5O 000 (one hundred and fifty thousand Rand) between themselves.

7.3_

The prospecting fees referred to in clause 7.2 shall be paid by the Prospector within 14 (fourteen) days of the Effective Date.

7.4_

Should the prospecting agreement be terminated, no further prospecting fees shall be payable and no fees already paid to the Holders, be repayable.

8.

OPTION TO PURCHASE THE MINERAL RIGHTS, SURFACE RIGHTS

A.

Mineral Rights - Open Cast Resource

8.1_

The Prospector shall, during the Prospecting Period, have the sole and exclusive right and option to purchase, as one indivisible transaction, from the Holders its mineral rights in respect of the whole of the Property in the amount of R15 million (fifteen million Rand) based on an expected Open Cast Source in Open Cast Area I of 350,000 tons. The base price therefore equates R43—00 (forty three Rand) per ton of mineable UG2 reef.

8.2_

Should the Open Cast Resource in Open Cast Area I after the prospecting period be more than or less than 350,000 tons, the purchase price in 8.1 above shall be adjusted accordingly. However, the purchase price shall not be less than R4 million for Portions 12 and 14 collectively.

8.3_

Should the Prospector wish to exercise its abovementioned option to purchase the mineral rights, it shall execute a written declaration to the effect that it thereby exercises the option, and shall fax or send the original thereof to the Holders.

8.4

Within I (one) month of the granting of a mining authorizationwhich~ shall not be later than 1 October 2003 in terms of the Act or a similar authorization under the new legislation to the Prospector, the Prospector shall pay 10% (ten percent) of the amount set out in 8.1 and 8.2 above to the attorneys of the Holders.

8.5_

The balance of the amount set out in 8.1 and 8.2 above shall be payable not later than 90 (ninety) days after the granting of the mining authorization to the Prospector. The Prospector shall be entitled to registration of cession in its name of the mineral rights in respect of the Property against the payment

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of the amount set out in 8.4 and this 8.5 and subject to 8.7 and 8.8.

8.6_ In addition to the consideration set out in clauses 8.1 and 8.2 above, the

Prospector shall pay to the Holders on 1 January 2004, an amount of R43-00

(forty three Rand) per ton of economically mineable UG2 Reef for the Open

Cast Resource in Open Cast Area 2, if any.

8.7_

All the transfer duty or value added tax and registration costs shall be provided and paid to the attorneys of the Prospector on demand by the Prospector, who shall attend the registration of cession of the mineral rights.

8.8_

Should the option in clause 8.1 above be exercised, occupation, possession, the risk and advantage of profit and loss in respect of the relevant mineral rights shall vest in the Prospector from the date of exercise of the option and the Prospector shall have all the rights as set out in clause 5.

B.

Mineral Rights - Underground Resource

8.9

In addition to the above consideration for the Open Cast Resource, an amount of R4-30 (four Rand and thirty cents) per ton for the Underground Resource will be paid for the mineral rights in respect of the Property. The purchase price will be allocated to the said properties according to the occurrence of ore under each property according to the said formula.

8.10

The amount payable for the Underground Resources shall be paid in twelve equal monthly instalments commencing on I Febwary 2004. The consideration in 8.6 and 8.9 shall be guaranteed by a covering bond registered against the mineral titles of the properties respectively, which shall contain the said payment conditions and the normal conditions of a bond of this nature. If the Parties cannot agree on any of the terms hereof, it shall be referred to attorneys MT de Bruin, Johannesburg, which decision shall be final and binding on the Parties.

Portion 12 (Portion of Portion 3) of Elandsfontein 102 JQ

8.11

The Prospector shall have an option to purchase the surface rights and all fixed improvements of whatsoever nature, voetstoots, of Portion 12 at R6 500-00 (six thousand five hundred Rand) per hectare, which shall be deemed to have been exercised simultaneously with the granting of the mining permit or similar permit in respect of the Property. Registration of transfer shall be effected simultaneously with the mineral rights. Clauses 8.7 and 8.8 above apply mutatis mutandis to this clause 8.11.

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Remaining Extent of Portion 14

8.12

The Prospector shall have an option to purchase the surface rights and all fixed improvements of whatsoever nature, voetstoots, of Remaining Extent of Portion 14 at R6 500-00 (six thousand five hundred Rand) per hectare, which shall be deemed to have been exercised simultaneously with the granting of the mining permit or similar permit in respect of the Property. Registration of transfer and payment shall be effected simultaneously with the mineral rights. Clauses 8.7 and 8.8 above apply mutatis mutandis to this clause

8.12.

8.13

The sellers of the said Portion 12 and 14 shall respectively have a right of first refusal, exercisable within 14 (fourteen) days after called upon to do so, should the Prospector elect to sell the two properties in future.

8.14

To give effect to this clause 8, the selling parties shall make available and sign all documents forthwith when called upon to do so to effect registration of cession and transfer as contemplated herein.

9.

INDEMNITIES

9.1

The Prospector indemnifies and holds harmless the Holders against any claims whatsoever that may be made against the Holders by any third party for any loss, damage, injury or death arising out of the presence of the Prospector on the Prospecting Area or its activities thereon, including but without detracting from the generality of the above, claims arising from the removal of minerals or other material by the Prospector from the Prospecting Area in pursuance of this Agreement.

9.2

The Holders shall immediately notify the Prospector of any such claim and the Prospector shall be entitled to contest, settle, compensate or otherwise deal therewith subject to the Prospector indemnifying the Holders in respect of any legal costs. The Holders shall afford the Prospector all reasonable-cooperation and assistance to that end. The Holders shall be entitled to a copy of the general indemnification policy of the Prospector.

10.

CONFIDENTIALITY

The parties shall take all such steps as may reasonably be required to ensure that the contents and detailed conditions of this Agreement shall at all times be kept secret and that the strictest confidentiality concerning all communication between the parties shall be observed.

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11.

CESSION

The Prospector shall be entitled to cede, assign, make over or transfer any all or any portion or portions of its rights under this Agreement, with the written consent of the Holders, which consent shall not unreasonably be withheld.

12.

BREACH

12.1

In the event of the Prospector committing any act of default in terms of the Agreement, the Holders may in its option:

12.1.1

claim immediate performance by the Prospector of all its obligations under this Agreement; or

12.1.2

forthwith cancel this Agreement but not after registration of cession and transfer have been effected; or

12.1.3

in either event, claim and recover from the Prospector such damages it may be able to prove it has sustained.

12.2

For purposes of 12.1.1 an “Act of default” shall mean:

12.2.1

failure by the Prospector to comply with the material terms or of any obligations of the Prospector under this Agreement and not remedying such failure within 10 (TEN) days, or such longer period as may be reasonable in the circumstances, after receipt of a written notice from the Holders specifying the breach and calling upon the Prospector to remedy that breach; and/or

12.2.2

if the Prospector is placed under judicial management, in liquidation, is wound up, all whether compulsory, voluntary, final or provisional, or compounds or enters into an arrangement of compromise with its creditors generally, or allows a judgment against it to remain unsatisfied for more than 21 (TWENTY ONE) days, save and except where a bona fide appeal or application for rescission has been lodged and duly proceeded with.

12.3

Notwithstanding the provisions of the preceding sub-clauses of this clause 12, should the Prospector dispute the cancellation of this Agreement, the Prospector shall be entitled to carry on its operations and remove and sell minerals from the Prospecting Area until such time as the dispute has finally been determined, provided that the acceptance of any consideration

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during such period shall not prejudice the Holders’s right to claim damages

12.4    Should any one of the Holders commit an act of default as against the Prospector and fail to remedy such default then the Prospector shall have the right at its option but without detracting from its further or alternative rights and/or remedies, to withdraw from this Agreement. Regarding all the Holders or any one or more of them.

PART III

GENERAL

13.

NOTICES AND DOMICILIUM

13.1    The parties choose as their domicilium citandi et executandi their respective addresses set out in this clause for all purposes arising out of or in connection with this Agreement at which addresses all the processes and notices arising out of or in connection with this Agreement, its breach or termination may validly be served upon or delivered to the parties.

13.2    For the purpose of this Agreement, the parties’ respective addresses shall be:-

0.2.1

as regards Erasmus and Casela at

                                                                     51 Claredon Drive

                                                                     Discovery

                                                                    1709

                       facsimile number                   011 – 672 4960

13.2.2   as regards the Prospector at               GeoActiv

                                                                             Suite 477

                                                                             Weltevereden Park

                                                                              Tel: 011 675 3535

                                   facsimile number                   011  675 3178

13.2.3  as regards Limbson at                         291 Kruger Street

                                                                  Rustenberg

                                                                  0300

                                  facsimile number                   kyriazis@mweb.co.za

or at such other address, not being a post office box or poste restante, of which the party concerned may notify the others in writing.

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13.3

Any notice given in terms of this Agreement shall be in writing and shall: -

13,3.1

if delivered by hand be deemed to have been duly received by the addressee on the date of delivery;

13.3.2

if posted by prepaid registered post be deemed to have been received by the addressee on the 8th (EIGHTH) business day following the date of such posting;

13.3.3

if given by telegram be deemed to have been received by the addressee I (ONE) business day after despatch;

13.3.4

if transmitted by facsimile be deemed to have been received by the addressee I (ONE) business day after despatch.

14.

WHOLE AGREEMENT

This Agreement constitute the whole agreement between the parties as to the subject-matter hereof and no agreement, representations or warranties between the parties other than before set out herein are binding on the parties.

15.

VARIATION

No addition to or variation, consensual cancellation or novation of this Agreement and no waiver of any right arising from this Agreement or its breach or termination shall be of any force or effect unless reduced to writing and signed by all parties or their duly authorised representatives.

16.

RELAXATION

No latitude, extension of time or other indulgence which may be given or allowed by any party to any other party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by any party shall under any circumstances be construed to be an implied consent by such party or operated as a waiver or a novation of, or otherwise affect any of that party’s rights in terms of or arising from this Agreement or estop such party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

17.

SEVERABILITY

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Should any provisions of this Agreement be invalid on account of any conflict with any law or be otherwise unenforceable, the remaining provisions of this Agreement, provided that reasonable commercial efficacy can be given thereto, shall continue to apply and remain in full force and effect.

18.

COSTS. DUTIES AND VALUE ADDED TAX

18.1

All costs and legal fees of the Prospector, incidental to and in connection with the negotiation, drafting, preparing and registration of this Agreement, including stamp and transfer duty, VAT, licence fees, transfer fees, bond fees and costs to enable the Prospector to commence with its rights and obligations payable in connection therewith, shall be paid by the Prospector on demand.

18.2

This Agreement shall be registered by the Attorney of the Prospector in the appropriate Deeds Office, to which end the Holders shall make available all necessary titles and documents, within seven days of the date of signature by the Holders. The Holders shall for the said purpose on request also sign all necessary documents and do all things. The parties agree to effect such amendments as may be required by such Deeds Office in order to achieve such registration. For purposes of such amendments and registration, the Holders hereby irrevocably authorises any director of the Prospector from time to time to sign all documents and do all things on behalf of the Holders and to grant Powers of Attorney in order to effect such amendments to this Agreement in order to effect the registration of the Agreement in the Deeds Office.

18.3

All amounts quoted in this Agreement as quoted exclusive of Value Added Tax.

18.4

The Prospector shall make a contribution of R5 000.00 (FIVE THOUSAND RAND) to the costs of the Holders payable ten days after the effective date to attorney M. de Bruin.

19.

SUSPENSIVE CONDITIONS

19.1

This Agreement, save for the provisions of clauses 19 and 20, is suspensive upon the fulfilment of the following suspensive conditions, namely:

19.1.1        That the Prospector, Johan Verkes, and Royal Mineral Services CC enter into an agreement appointing Royal Mineral Services CC as its prospecting contractor under the existing prospecting permit of Royal Mineral Services CC.

19.1.2        The obtaining of all regulatory approvals for the entering into and

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implementation of this Agreement, including but not limited to the JSE Securities Exchange, CDNX and affiliated exchanges.

19.1.3

The completion by the Prospector of a due diligence exercise on permits and the titles held by the Holders with respect to the surface and mineral rights of the Property to its satisfaction.

19.2

Should the suspensive conditions in this paragraph 19 not be fulfilled or waived by the Prospector within 14 (fourteen) days of signature hereof, this Agreement shall lapse and cease to be of any further force or effect.

20.

EXPERT DETERMINATION

20.1

Save where otherwise provided in this agreement, any dispute of whatever nature in respect of or arising out of this agreement or its termination, shall be referred for determination in accordance with the following provisions:

20.1.1

there shall be 1 (one) expert who shall be a mining engineer, if it is a mining dispute, a geologist, if it is a geological dispute, or a practising counsel, if it is a legal dispute, agreed upon between the parties to the dispute or, failing such agreement, within 5 (five) days after the occurrence of the dispute on any of the above matters, a counsel nominated by the Chairman for the time being of the Johannesburg Bar Council at the instance of the parties;

20.1.2

such counsel (“the Expert’9 shall in all respects act as an expert and not as an arbitrator;

20.1.3

the Expert shall not be bound to follow principles of law but may decide the matter submitted to him according to what he considers just and equitable in the circumstances, and therefore the strict rules of evidence need not be observed or taken into account in arriving at his decision;

20.1.4

any hearing by the Expert shall be held in Pretoria;

20.1.5

the Expert shall be vested with entire discretion as to the procedure to be followed in arriving at his decision, provided that the parties shall be entitled to make representations to the Expert;

20.1.6

the Expert shall take into account such facts and matters as he in his sole and absolute discretion may deem necessary in the circumstances for the purpose of arriving at his decision;

20.1.7

the parties shall use their best endeavours to procure that the decision of the Expert shall be given within 7 (seven) days (or so soon thereafter as possible) after it has been demanded;

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affected thereby and shall be carried into effect and made an order of any competent Court at the instance of any of the parties.

20.2

This clause 20 constitutes an irrevocable consent by the parties to any proceedings in terms hereof, is severable from the remainder of this agreement and shall remain in effect even if this agreement is terminated for any reason. Neither party shall be entitled to withdraw therefrom or claim at any such proceedings that it is not bound by this clause 20.

DATED AT Johannesburg   THE  13th  DAY OF   December 2002

AS WITNESSES:

1.  ______________

                                                                                        ______________

                                                                                          ERASMUS

2.  ______________

DATED AT Johannesburg   THE  13th  DAY OF   December 2002

AS WITNESSES:

1.  ______________

                                                                                        ______________

                                                                                          For CASELA who guarantees that

2.  ______________                                                         he is duly authorizied

DATED AT Johannesburg   THE  13th  DAY OF   December 2002

AS WITNESSES:

1.  ______________

                                                                                        ______________

                                                                                          For Limbson who guarantees that

2.  ______________                                                         he is duly authorizied

DATED AT Johannesburg   THE  13th  DAY OF   December 2002

AS WITNESSES:

1.  ______________

                                                                                        ______________

                                                                                          For PROSPECTOR who guarantees that

2.  ______________                                                         he is duly authorizied

SEëLREG / STAMP DUTY R180,00
FOOI / FEES

Opgestel deur my

CP ZIETSMAN
TRANSPORTBESORGER

Paal:

VERBIND MORTGAGED

R500 000,00

B 7299 98

30 01 98

REGISTRAR

TRANSPORTAKTE T 55673/95

HIERMEE WORD BEKEND GEMAAK

DAT ~~EILEEN ELISABETH WIECHERS~~ ANTOINETTE MADELEINE STUMPF

voor my, REGISTRATEUR VAN AKTES vir TRANSVAAL te PRETORIA verskyn het, hy die Komparant synde behoorlik daartoe gemagtig kragtens 'n volmag geteken te RUSTENBURG op die 12de dag van JUNIE 1995 en aan hom verleen deur -

MARIA MAGDALENA LIFE
Identiteitsnommer 370901 0034 08 3
Ongetroud

EN/.....2

DATA

2.

EN die genoemde Komparant het verklaar dat sy Prinsipale waarlik en wettiglik op 12 JUNIE 1995 verkoop het en dat hy in sy voornoemde hoedanigheid hiermee in volle en vrye eiendom sedeer en transporteer aan en ten gunste van -

CASELA BOERDERY (EIENDOMS) BEPERK
NO. 95/04346/07

diese Opvolgers in Titel of Regverkrygendes -

1. **GEDEELTE 12** ('n Gedeelte van Gedeelte 3) van die plaas **ELANDSFONTEIN 102**
Registrasie Afdeling J Q, Noord-Wes-~~Provinsie~~ Transvaal
GROOT: 213,4714 (Tweehonderd en Dertien komma Vier Sewe Een Vier) hektaar

AANVANKLIK oorgedra kragtens Akte van Verdelingstransport Nr 2953/1950 met kaart daaraan geheg en **GEHOU** kragtens Transportakte Nr T72690/94.

ONDERHEWIG aan al sodanige voorwaardes en kondisies as wat in genoemde Aktes vermeld staan of na verwys word.

2. **RESTERENDE GEDEELTE** van **GEDEELTE 1** van die plaas **ELANDSFONTEIN 102**
Registrasie Afdeling J Q, Noord-Wes Provinsie
GROOT: 67,6675 (Sewe en Sestig komma Ses Ses Sewe Vyf) hektaar

AANVANKLIK oorgedra kragtens Akte van Transport 582/1885 met kaart wat daarop betrekking het en **GEHOU** kragtens Akte van Transport T72690/94.

ONDERHEWIG aan al sodanige voorwaardes as wat in genoemde Aktes vermeld staan of na verwys word.

3.

WESHALWE die Komparant afstand doen van al die reg en titel wat gemelde Prinsipale voorheen op gemelde eiendom gehad het en gevolglik ook erken dat die Prinsipale geheel en al uit die besit daarvan onthef is en nie meer daartoe geregtig is nie en dat kragtens hierdie akte, die gemelde -

CASELA BOERDERY (EIENDOMS) BEPERK
NO. 95/04346/07

diese Opvolgers in Titel of Regverkrygendes

tans en voortaan daartoe geregtig is ooreenkomstig plaaslike gebruik, behoudens die regte van die Staat; en ten slotte erken hy dat die koopprys die som van R300 000,00 (DRIEHONDERD DUISEND RAND) bedra.

TEN BEWYSE WAARVAN ek, genoemde Registrateur tesame met die Komparant hierdie akte onderteken en dit met die ampseël bekragtig het.

ALDUS GEDOEN EN VERLY op die kantoor van die REGISTRATEUR VAN AKTES te PRETORIA, TRANSVAAL, op

12 07 /95

In my teenwoordigheid:

q q

REGISTRATEUR VAN AKTES

249

TEL : 475-1303

CERTIFICATE OF RIGHTS TO MINERALS

in favour of

CASELA BOERDERY (PTY) LTD

in respect of

PTN 12 (A PTN OF PTN 3) OF THE FARM ELANDSFONTEIN

and

RE OF PTN 1 OF THE FARM ELANDSFONTEIN

G.C. ANDERSON Inc
Attorneys
Registration No. 94/00413/21

1st Floor, Office Block
Palm Court Shopping Centre
J G Strijdom Road
1709 WELTEVREDENPARK

Tel (011) 475-1303/4
Fax (011) 475-0765
PO Box 3205
2118 CRESTA

FOOI FEES K45-00

CONVEYANCER
JOUBERT J H

K003699 02 Rm 5

FORM JJ

CERTIFICATE OF RIGHTS TO MINERALS

RAHMAN Z. B.
DATA

Issued under the provisions of section *seventy* (6) of the Deeds Registries Act, 1937 (Act No. 47 of 1937).

Whereas MARTHINUS JOHANNES ERASMUS, duly authorised by virtue of a Resolution of Casela Boerdery (Eiendoms) Beperk, has applied for the issue to him of a Certificate of Rights to Minerals under section *seventy* (6) of the Deeds Registries Act, 1937, and whereas he is the registered holder of the undermentioned rights by virtue of Deed of Transfer No. T55673/1995 dated 12 / 07 / 1995.

Now, therefore, pursuant to the provisions of the said Act, I, the Registrar of Deeds at Pretoria do hereby certify that the said MARTHINUS JOHANNES ERASMUS heirs, executors, administrators, or assigns, is the registered holder of the Rights to Minerals in and upon :

TLHAKO T. M.
DATA NASIEN

G C ANDERSON INC.
ATTORNEYS
WELTEVREDENPARK

LEGALPERFECT

PORTION 12 (A PORTION OF PORTION 3)
of the farm ELANDSFONTEIN 102, Registration
Division J.Q., Northwest Province

Measuring : 213,4714 Hectares

Held under Deed of transfer No T 55673/1995

subject and entitled to all such conditions as are mentioned or referred to in the Deed aforesaid.

REMAINING EXTENT OF PORTION 1
of the farm ELANDSFONTEIN 102, Registration
Division J.Q., Northwest Province

Measuring : 67,6675 Hectares

Held under Deed of transfer No T 55673/1995

subject and entitled to all such conditions as are mentioned or referred to in the Deed aforesaid.

In witness whereof I, the said Registrar, have subscribed to these presents, and have caused the seal of office to be affixed thereto.

SIGNED, EXECUTED AND SEALED at PRETORIA on

In my presence,

08 07 02

REGISTRAR OF DEEDS

G C ANDERSON INC.
ATTORNEYS
WELTEVREDENPARK

LEGALPERFECT

C78 - 5314

149

	R 46,00

IW-DEED\DEED
Prepared by me,

Conveyancer
VALLI, S.

T 93895/98

DEED OF TRANSFER NO:

BE IT HEREBY MADE KNOWN:

THAT ~~SHIRAZ VALLI~~ Stanley Hilliard Treisman appeared before me, the REGISTRAR OF DEEDS at Pretoria he, the said Appearer, being duly authorised thereto by virtue of a Power of Attorney signed at JOHANNESBURG on the 30 June, 1998;

and granted to him by -

SOUND AFFAIR (PROPRIETARY) LIMITED

NO.:81/012035/07

10/12/2002 08:52 FAX 0116753178 GEOACTIV 002

Page 2

AND the said Appearer declared that his said principal had truly and legally sold and that he, in his capacity as aforesaid, did by these presents cede and transfer in full and free property to and on behalf of-

LIMBSON PROPERTIES CC

CK91/19041/23

its successors in title or assigns

> REMAINING EXTENT OF PORTION 14 OF THE FARMELANDSFONTEIN 102 Registration Division J.Q., THE PROVINCE OF GAUTENG
>
> IN EXTENT 83,4968 (EIGHT THREE COMMA FOUR NINE SIX EIGHT) HECTARES
>
> FIRST REGISTERED BY CERTIFICATE OF CONSOLIDATED TITLE NO 8641/1957 with diagram annexed and Held by Deed of Transfer No. T58424/1988.

SUBJECT to such conditions as are mentioned or referred to in the aforesaid deed.

WHEREFORE the Appearer, renouncing all the right and title the said -

SOUND AFFAIR (PROPRIETARY) LIMITED

NO.:81/012035/07

heretofore had to the premises, did, in consequence also acknowledge it to be entirely dispossessed of, and disentitled to the same; and that, by virtue of these presents, the said -

LIMBSON PROPERTIES CC

CK91/19041/23

10/12/2002 08:52 FAX 0118753176 GEOACTIV 003

Page 3

its successors in title or assigns, now is and henceforth shall be entitled thereto, conformably to local custom, the State, however reserving its rights, and finally acknowledging the purchase price to be the sum of R44 000,00 (FORTY FOUR THOUSAND RAND) and the date of sale 29th JUNE 1998

IN WITNESS WHEREOF I, the said Registrar, together with the Appearer q.q. have subscribed to these presents and have caused the Seal of Office to be affixed thereto.

THUS DONE AND EXECUTED at the Office of the REGISTRAR OF DEEDS at Pretoria on

20 08 98

q.q.

In my presence,

REGISTRAR OF DEEDS

10/12/2002 08:52 FAX 0116753178 GEOCITY 04